EXHIBIT 99.8
CONSORTIUM AGREEMENT
THIS CONSORTIUM AGREEMENT (this "Agreement") is dated as of February 16, 2017 and is entered into by and among Jie Han ("Founder"), XD. Engineering Plastics Company Limited, a company incorporated in the British Virgin Islands and wholly owned by Founder ("XD Engineering") and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. ("MSPEA").  Each of Founder, XD Engineering and MSPEA is referred to herein as a "Party", and collectively, the "Parties".
RECITALS
WHEREAS, the Parties are interested in jointly pursuing a possible acquisition (the "Transaction") of all of the outstanding shares of common stock ("Common Stock") of China XD Plastics Company Limited (the "Company") through a special purpose vehicle ("Parent") to be formed by the Parties directly or indirectly in the Cayman Islands or another offshore jurisdiction;
WHEREAS, (a) in connection with the Transaction, the Parties will cause Parent to form a direct, wholly-owned subsidiary ("Merger Sub") under the laws of the State of Nevada, and (b) at the closing of the Transaction, the Parties intend that Merger Sub will be merged with and into the Company, with the Company being the surviving company and becoming a direct, wholly-owned subsidiary of Parent which will be beneficially owned by the Parties;
WHEREAS, on the date hereof, the Parties will submit a non-binding proposal, a copy of which is attached hereto as Schedule A (the "Proposal Letter"), to the board of directors of the Company (the "Company Board") in connection with the Transaction; and
WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in: (a) the evaluation of the Company, including conducting due diligence of the Company and its business; (b) discussions regarding the Proposal Letter with the Company; and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Company will be represented by a special committee of independent and disinterested directors of the Company Board), including an agreement and plan of merger among Parent, Merger Sub and the Company in form and substance to be agreed by the Parties (the "Merger Agreement"), which shall be subject to the approval of the shareholders of the Company and any financing documents in connection with the Transaction.
NOW, THEREFORE, the Parties agree as follows:
1.            Certain Definitions.
"Competing Transaction" shall mean (i) any direct or indirect acquisition by any person or entity of any securities representing a controlling equity interest in the Company or all or substantially all of its assets or (ii) a recapitalization, restructuring, merger, consolidation or other business combination involving a change in control of the Company or any of its material subsidiaries, in either case other than the Transaction involving all of the Parties.

"Exclusivity Period" shall mean the period beginning on the date hereof and ending on the date of termination of this Agreement pursuant to Section 14.
"Representatives" shall mean, with respect to a person, such person's affiliates and its and their employees, directors, officers, partners, members, agents, advisors (including, but not limited to, legal counsel, accountants, consultants and financial advisors), and any representative of the foregoing.  The Representatives shall include the Legal Advisors as defined in Section 3(c).
"Shares" shall mean all capital stock in the Company.
2.            Commitment to the Consortium.
(a)            Within the Exclusivity Period, and except for actions taken by Founder in his capacity as the Chief Executive Officer, the Chairman of the Company Board or a Director of the Company, each Party will deal exclusively with each other with respect to the Transaction and will not, and will cause his or its Representatives acting in such capacity not to, without the written consent of the other Parties: (i) directly or indirectly initiate, solicit, encourage or otherwise engage in discussions or negotiations with the Company or any third party with respect to a Competing Transaction; (ii) provide any information to any third party with a view to the third party pursuing a Competing Transaction; or (iii) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do anything which is directly inconsistent with, or omit to do anything, which omission is directly inconsistent with, the Transaction involving all of the Parties as contemplated under this Agreement.
(b)            Within the Exclusivity Period, each Party will not, and will not permit his or its affiliates or Representatives to, directly or indirectly: (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares beneficially owned by such Party ("Shareholder Shares") (in each instance a "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of the Shareholder Shares or any right, title or interest thereto or therein; (ii) deposit any Shareholder Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares; (iii) take any action that would have the effect of preventing, disabling or delaying any Party or his or its affiliate from performing his or its obligations under this Agreement; or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(b).  Notwithstanding the foregoing, Founder may make a Transfer to his spouse, siblings, parents, lineal descendants or antecedents or the estates of or trusts for the benefit of Founder or his spouse, siblings, parents or lineal descendants or antecedents, and MSPEA may make a Transfer to its affiliates; provided, however, that in all cases, any such Transfer shall not relieve the transferor of his or its obligations hereunder, and the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as is the transferor.
(c)            Subject to Section 2(a), and except for actions taken by Founder in his capacity as the Chief Executive Officer, the Chairman of the Company Board or a Director of the Company, each Party will, and will cause his or its Representatives to, immediately cease and terminate any existing activities, discussions and negotiations in connection with any Competing Transaction.

(d)            Upon the termination of this Agreement in accordance with clause (iii) of Section 14, the Parties shall negotiate in good faith and in a commercially reasonable manner an extension of the term of this Agreement.
3.            Process.
(a)            Upon signing of this Agreement, the Parties shall immediately deliver the Proposal Letter to the Company Board.
(b)            Within the term of this Agreement and as permitted by the Company Board, the Parties shall as promptly as reasonably practicable conduct a joint assessment of the Company, and shall in good faith and with mutual cooperation use their reasonable best efforts to work together to structure, negotiate and do all things necessary or desirable, subject to the Company's approval, to enter into the Merger Agreement and other ancillary documents in connection with the Transaction (the "Definitive Agreements").  This Agreement constitutes only a preliminary arrangement relating to a Transaction and does not constitute any binding commitment with respect to a Transaction.  Such commitment will result only from the execution of the Definitive Agreements (upon such execution, all actions by Parent will be subject to the prior approval of all of the Parties), and then will be on the terms provided in the Definitive Agreements.  The Parties and their respective affiliates and Representatives shall coordinate with each other in performing due diligence, securing debt (as applicable) and equity financing, and structuring and negotiating the Transaction, including establishing appropriate vehicles for the purpose of the Transaction; provided, however, that in no event will any Party be obligated without his or its consent to enter into or otherwise be a Party to any Definitive Agreements.
(c)            Skadden , Arps, Slate, Meagher & Flom LLP ("Skadden" ) is acting as legal advisor to Founder and XD Engineering and Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss") is acting as legal advisor to MSPEA.  Skadden and Paul Weiss are collectively referred to as the "Legal Advisors".
(d)            All other advisors to the buyer consortium (the "Consortium"), including any financial advisor to the Consortium (collectively with the Legal Advisors, the "Consortium Advisors") shall be jointly selected by the Parties.
4.            Confidentiality.  Each Party shall, and shall direct his or its Representatives to, keep this Agreement and the Transaction confidential and shall not make any public statement or announcement concerning or disclose to any third party the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, other than as mutually agreed in writing by the Parties or as required by applicable laws, rules or regulations.  Each Party shall coordinate in good faith all press releases and regulatory filings (including any Schedule 13D filings to disclose its participation in the Transaction) and other public relation matters relating to the Transaction.  Notwithstanding the foregoing, MSPEA may disclose this Agreement or the status of negotiations between the Parties with respect to the Transaction to any investors in North Haven Private Equity Asia III, L.P..
5.            Certain Fees and Expenses.
(a)            If the Transaction is not consummated, and the failure for the Transaction to be consummated is not due to the willful misconduct of any Party, the Parties agree that: (i)

each Party shall bear fees and out-of-pocket expenses payable by him or it to his or its respective Legal Advisor in connection with the Transaction incurred prior to the termination of this Agreement with respect to such Party; and (ii) each Party shall bear a percentage, which percentage shall be agreed between the Parties prior to the retention of any Consortium Advisors ("Pre-Agreed Percentage"), of all fees and out-of-pocket expenses payable in connection with the Transaction to the Consortium Advisors (other than the Legal Advisors) or any lender or other financing sources; provided, however, that each Party shall bear fees and out-of-pocket expenses payable by him or it to any advisor retained by him or it to conduct due diligence, or incurred by him or it in the defense, pursuit or settlement of any disputes or litigation relating to the Transaction.
(b)            Upon consummation of the Transaction, Parent shall reimburse each Party for all fees and out-of-pocket expenses incurred by him or it (including fees and expenses of his or its Legal Advisor retained pursuant to Section 3(c) hereof) in connection with the Transaction; provided, however, that such reimbursable expenses of each Party other than Founder incurred prior to the execution of this Agreement shall be limited to those approved in writing by Founder prior to the date hereof.
(c)            Each Party shall share, ratably based on its Pre-Agreed Percentage, any termination, topping, break-up or other fees or amounts (including amounts paid in settlement of any disputes or litigation relating to the Transaction) payable by Parent (or one or more of its affiliates or designees), net of the expenses required to be borne by such Party pursuant to Section 5(a).
(d)            This Section 5 shall survive the termination of this Agreement.
6.            Remedies.  It is understood and agreed that money damages may not be a sufficient remedy for a breach of this Agreement by any Party and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy of any such breach by the other Parties.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party but shall be in addition to all other remedies available at law or in equity to the other Parties.  Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
7.            Governing Law; Arbitration.  This letter agreement and all matters arising out of or relating to this letter agreement shall be governed by and construed in accordance with the laws of Hong Kong, without reference to conflict of laws principles.  Any dispute, controversy or claim arising out of or relating to this letter agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the "Rules") in force when the notice of arbitration is submitted in accordance with these Rules.  There shall be three arbitrators, one to be appointed by the claimant, one to be appointed by the respondent and the third to be appointed by the secretary general of the Hong Kong International Arbitration Centre.  The arbitration proceedings shall be conducted in English.
8.            No Modification.  No provision in this Agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.
9.            No Waiver or Rights.  It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
10.            Counterparts; Entire Agreement.  This Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.  This Agreement sets forth the entire agreement and understanding among the Parties and supersedes all prior agreements, discussions or documents relating thereto.  No Party shall be entitled to punitive, exemplary, special, unforeseen, incidental, indirect or other consequential damages.
11.            Severability.  If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
12.            Successors.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.  No Party may assign or transfer, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other Parties except as provided herein.  No assignment will relieve the assignor of its obligations hereunder.
13.            No Third Party Beneficiaries.  Unless otherwise specifically provided herein, each Party agrees and acknowledges that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to persons who are not a party to this Agreement under or by reason of this Agreement.
14.            Term.  This Agreement shall terminate upon the earlier of: (i) the mutual written agreement by the Parties; (ii) the execution and delivery of the Definitive Agreements; and (iii) the date six months after the date hereof.

[Signatures to Follow on the Next Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Jie HAN

/s/ JIE HAN

XD. Engineering Plastics Company Limited

By:	/s/ JIE HAN
Name:	Jie HAN
Title:	Authorized Signatory

MSPEA Modified Plastics Holding Limited

By:	/s/ IVAN JOHN SUTLIC
Name:	Ivan John Sutlic
Title:	Authorized Signatory

[Signature Page to Consortium Agreement]